Exhibit 10.1

VIEWCAST.COM, INC. (“Company”)
NOTICE OF LOWER TEMPORARY CONVERSION PRICE
to the holders of the outstanding shares of
SERIES D REDEEMABLE CONVERTIBLE PREFERRED STOCK
of the Company
(the “Holders” and the “Preferred Shares” respectively),

March 21, 2005

     NOTICE IS HEREBY GIVEN that pursuant to the terms of the Preferred Shares, the Company has lowered the conversion price of each of the Preferred Shares from $1.50 to $0.55 per share of common stock of the Company from the date hereof until 5:00 p.m. Dallas, Texas time on April 15, 2005.

     As a result, subject to adjustment, each Preferred Share will be convertible into 18.18 shares of common stock of the Company (based on a Stated Value of $10.00 per Preferred Share) so long as the holder converts on or prior to 5:00 p.m. Dallas, Texas time on April 15, 2005.

     Each Holder desiring to convert his, her or its Preferred Shares must complete the attached Exercise of Conversion Right such that it is received by the Company via mail at 17300 N. Dallas Pkwy., Suite 2000, Dallas, Texas 75248, Attn: Laurie L. Latham or via fax at 972.488.7299, Attn: Laurie L. Latham on or prior to 5:00 p.m. Dallas, Texas time on April 15, 2005. Fax transmission of the Exercise of Conversion Right may be confirmed by phone at 972.488.7200.

     The Company reserves the right to extend the time from that specified herein and modify the terms of conversion at its discretion without notice. If you have any questions, please call Laurie L. Latham, Chief Financial Officer of the Company, at 972.488.7285.